Exhibit 99.2

UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

INTRODUCTORY INFORMATION

On November 5, 2005, we entered into a definitive stock purchase agreement with Royster-Clark, Inc. for the purchase of all of the issued and outstanding shares of capital stock of Royster-Clark Nitrogen, Inc. (“RCN”). Under the terms of the agreement, subject to shareholder approval, financing of the acquisition, and other customary conditions, we will pay $50 million for the stock, plus an amount equal to net working capital, as defined in the agreement, at closing. In November 2005, we deposited $2.5 million in an escrow account that will be applied to the purchase price of RCN or paid to Royster-Clark, Inc. as a break-up fee if the acquisition fails due to our failure to obtain financing, our failure to obtain AMEX approval for the listing of shares to be issued related to the acquisition or our failure to obtain shareholder approval for the acquisition of RCN.

We intend to use the net proceeds from our contemplated offerings of common stock and convertible notes, to consummate the acquisition of RCN, to fund its working capital, to pay related fees and expenses and for general corporate purposes. In the offerings taken together, we are proposing to issue and sell securities having an aggregate gross offering price of approximately $102 million. We may, however, modify the number of shares of common stock or the principal amount of convertible notes that we are offering.

The following tables set forth certain condensed historical financial information for each of Rentech and RCN and the unaudited condensed pro forma combined financial information for Rentech and RCN as of the dates and for the periods indicated.

The historical data for Rentech as of and for the fiscal years ended September 30, 2003, 2004 and 2005 have been derived from the audited consolidated financial statements of Rentech. The twelve month period ended September 30, 2005 for Rentech does not include the results of discontinued operations resulting from the sale of two subsidiaries. Also, the amounts shown for the calculation of loss per common share do not include the results of such discontinued operations.  The historical data for Rentech as of and for the three months ended December 31, 2004 and as of and for the three and twelve months ended December 31, 2005 have been derived from the unaudited consolidated financial statements of Rentech. The historical data for Rentech for the twelve months ended December 31, 2005 was derived by subtracting the three months ended December 31, 2004 from the twelve months ended September 30, 2005 and then adding the three months ended December 31, 2005 to the result. In the opinion of Rentech’s management, Rentech’s unaudited consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. Rentech’s results of operations for the three months ended December 31, 2005 are not necessarily indicative of the results to be expected for the full year.

The historical data for RCN for its fiscal years ended December 31, 2003 (Predecessor) and December 31, 2004 (Predecessor), for its 202-day period from January 1, 2005 through July 21, 2005 (Predecessor), and for its 163-day period from July 22, 2005 through December 31, 2005 (Successor), and as of December 31, 2004 (Predecessor) and December 31, 2005 (Successor), have been derived from the audited financial statements of RCN. As a result of certain transactions consummated on July 22, 2005, the financial statements including and after July 22, 2005 are not comparable to those prior to that date. The historical data for RCN for the three months ended December 31, 2005 was derived by subtracting the unaudited nine month period ended September 30, 2005 from the audited twelve month period ended December 31, 2005.  See Note 1 to the audited financial statements of RCN.

The pro forma condensed combined data for the twelve months ended September 30, 2005 and as of and for the three and twelve months ended December 31, 2005 have been derived from Rentech’s audited consolidated financial statements for the fiscal year ended September 30, 2005 and Rentech’s unaudited consolidated financial statements as of and for the three and twelve months ended December 31, 2005 and give effect to the contemplated offerings of common stock and convertible notes, and the application of the net proceeds therefrom to consummate the acquisition of RCN, in each case as if such transactions occurred as of October 1, 2004, in the case of the statement of operations data, and as of December 31, 2005, in the case of the balance sheet data. The pro forma combined data do not purport to represent what Rentech’s actual results of operations or financial position would have been had the transactions occurred on such dates.

The following tables should be read in conjunction with the audited, unaudited and pro forma combined financial statements, including the related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Rentech’s Annual Report on Form 10-K for the year ended September 30, 2005 and in Rentech’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2005 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RCN” in Rentech’s definitive proxy statement filed with the SEC on March 15, 2006.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA COMBINED

STATEMENT OF OPERATIONS

	For the Twelve Months Ended
	December 31, 2005
	(thousands, except per share amounts)
			Pro Forma		Rentech and
	Rentech	RCN	Adjustments		RCN Combined
Net sales	$7,338	$112,607	$7,152	(a)	$127,097

Cost of sales	5,111	111,912	(1,440	)(a)(b)(d)	115,583

Gross profit	2,227	695			11,514

Operating expenses
General and administrative expense	15,110	1,481			16,591
Depreciation and amortization	464	—			464
Research and development	1,608	—			1,608
Total operating expenses	17,182	1,481			18,663

Operating loss	(14,955)	(786)			(7,149)

Other (income) expenses
Interest expense	2,507	6,068	(3,658	)(c)	4,917
Equity in loss of investee	565	—			565
Other expenses	(153)	—			(153)
Total other (income) expenses	2,919	6,068			5,329
Net loss from continuing operations before income taxes	(17,874)	(6,854)			(12,478)

Income tax expense	(61)	—			(61)

Net loss from continuing operations	(17,935)	(6,854)			(12,539)
Deemed dividend related to beneficial conversion feature and warrants	(9,000)	—			(9,000)
Cash dividends paid to preferred stockholders	(416)	—			(416)
Net loss from continuing operations applicable to common stockholders	$(27,351)	$(6,854)			$(21,955)

Basic and diluted loss per common share:
Continuing operations, including dividends	$(0.24)	—			$(0.17)

Basic and diluted weighted-average number of common shares outstanding	113,474		12,500	(h)	125,974

	For the Three Months Ended December 31, 2005
	(thousands, except per share amounts)
	Rentech	RCN	Pro Forma Adjustments		Rentech and RCN Combined
Net sales	$1,922	$30,363	$953	(a)	$33,238

Cost of sales	1,313	32,371	(935	)(a)(b)(d)	32,749

Gross profit	609	(2,008)			489

Operating expenses
General and administrative expense	4,803	261			5,064
Depreciation and amortization	134	—			134
Research and development	1,280	—			1,280
Total operating expenses	6,217	261			6,478

Operating income (loss)	(5,608)	(2,269)			(5,989)

Other (income) expenses
Interest expense	299	1,843	(1,240	)(c)	902
Interest income	(278)	—			(278)
Total other (income) expenses	21	1,843			624

Net loss from continuing operations before income taxes	(5,629)	(4,112)			(6,613)

Income tax expense	—	—			—

Net loss from continuing operations	(5,629)	(4,112)			(6,613)

Cash dividends paid to preferred stockholders	(74)	—			(74)

Net loss from continuing operations applicable to common stockholders	$(5,703)	$(4,112)			$(6,687)

Basic and diluted loss per common share:
Continuing operations, including dividends	$(0.05)	—			$(0.05)

Basic and diluted weighted-average number of common shares outstanding	113,474		12,500	(h)	125,974

	For the Twelve Months Ended
	September 30, 2005
	(thousands, except per share amounts)
	Rentech	RCN	Pro Forma Adjustments		Rentech and RCN Combined
Net Sales	$7,186	$111,879	$7,656	(a)	$126,721

Cost of sales	5,213	105,562	(406	)(a)(b)(d)	110,369

Gross profit	1,973	6,317			16,352

Operating expenses
General and administrative expense	11,601	1,872			13,473
Depreciation and amortization	436	—			436
Research and development	496	—			496
Total operating expenses	12,533	1,872			14,405

Operating income (loss)	(10,560)	4,445			1,947

Other (income) expenses
Interest expense	2,888	5,447	(3,036	)(c)	5,299
Equity in loss of investee	736	—			736
Other expenses	124	—			124
Total other (income) expenses	3,748	5,447			6,159

Net loss from continuing operations before income taxes	(14,308)	(1,002)			(4,212)

Income tax expense	(61)	—			(61)

Net loss from continuing operations	(14,369)	(1,002)			(4,273)
Deemed dividend related to beneficial conversion feature and warrants	(9,000)	—			(9,000)
Cash dividends paid to preferred stockholders	(341)	—			(341)

Net loss from continuing operations applicable to common stockholders	$(23,710)	$(1,002)			$(13,614)

Basic and diluted loss per common share:
Continuing operations, including dividends	$(0.26)	—			$(0.13)
Basic and diluted weighted-average number of common shares outstanding	92,919		12,500	(h)	105,419

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA COMBINED BALANCE SHEET

	As of December 31, 2005
	(thousands)
	Rentech	RCN	Pro Forma Adjustments		Rentech and RCN Combined
Assets
Cash	$29,480	$16	$19,580	(h)	$49,076
Accounts receivable, net	1,126	2,137			3,263
Inventories	—	18,216			18,216
Prepaid expenses and other current assets	857	594			1,451
Total current assets	31,463	20,963			72,006
Property and equipment, net	4,766	49,848	752	(g)	55,366
Deferred financing costs, net	—	2,587	(2,587	)(f)	—
Other assets	5,156	5,752	3,750	(h)	14,658
Total other assets	9,922	58,187			70,024
Total assets	$41,385	$79,150			$142,030

Liabilities and Stockholders’ Equity
Cash overdraft	$—	$33			$33
Accounts payable	364	1,003			1,367
Accrued expenses and other current liabilities	1,758	1,314			3,072
Lines of credit payable	499	—			499
Current portion of long-term debt	605	—			605
Current portion of long-term convertible debt	766	—			766
Total current liabilities	3,992	2,350			6,342
Long-term debt, net of current portion	1,119	43,500	(43,500	)(e)	1,119
Long-term convertible debt, net of current portion	743	—	50,000	(h)	50,743
Other long-term liabilities	510	23,643	(23,626	)(e)	527
Total long-term liabilities	2,372	67,143			52,389
Total liabilities	6,364	69,493			58,731
Common stock	1,173	—	125	(h)	1,298
Additional paid in capital	101,485	17,313	30,840	(e)(f)(g)(h)	149,638
Accumulated deficit	(67,637)	(7,656)	7,656	(f)	(67,637)
Total stockholders’ equity	35,021	9,657			83,299
Total liabilities and stockholders’ equity	$41,385	$79,150			$142,030

NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA

COMBINED FINANCIAL STATEMENTS

Note 1—Pro Forma Adjustments (in thousands)

(a)          Pro forma distribution margin increases in the amount of $7,152, $953 and $7,656 were made to net sales for the twelve and three months ended December 31, 2005 and the twelve months ended September 30, 2005 along with corresponding increases of $1,334, $285 and $1,499 to costs of sales. These adjustments represent the combined operating results of manufacturing and distributing nitrogen fertilizer products produced by RCN. Presently, all nitrogen fertilizer products manufactured by RCN are sold to Royster-Clark, Inc., its parent company and distributor, at a price which is below the final product sales price to which Royster-Clark, Inc. sells the products sourced from the plant to third party customers. The pro forma distribution margin adjustments reflect the price at which products sourced from RCN were sold to third party customers and represent the pricing that Rentech would expect to have received for the products sold from the plant during the periods presented.

(b)         The pro forma increases of $1,600, $325 and $2,000 to cost of sales for the twelve and three months ended December 31, 2005 and the twelve months ended September 30, 2005 represent the estimated total cost of sales and marketing that Rentech would have paid to Royster-Clark, Inc. related to the marketing and distribution of nitrogen fertilizer products from the plant.

(c)          If the transaction had closed on October 1, 2004, Rentech would have incurred $2,410, $605 and $2,411 in interest related to its $50,000 in convertible notes for the twelve and three months ended December 31, 2005 and for the twelve months ended September 30, 2005, and would not have incurred the $6,068, $1,843 and $5,447 in interest expense experienced by RCN during those periods. Therefore, pro forma decreases in interest expense during each of the three periods in the amount of $3,658, $1,240 and $3,036 adjust total pro forma interest expense for RCN to such amounts.

(d)         If the transaction had closed on October 1, 2004, Rentech would have incurred approximately $2,780, $699 and $2,780 in depreciation expense for the twelve and three month periods ended December 31, 2005 and for the twelve month period ended September 30, 2005 related to the manufacturing machinery and equipment acquired. The pro forma decreases of $4,374, $1,545 and $3,905 to depreciation expense adjust total pro forma depreciation expense for RCN to such amounts.

(e)          Per the stock purchase agreement, Royster-Clark, Inc. will forgive the intercompany debt as well as the intercompany payable prior to closing. Therefore, a pro forma decrease to long-term debt, net of current portion of $43,500 and of $23,626 to other liabilities, along with a corresponding increase in additional paid in capital has been included.

(f)            As a result of the acquisition, a pro forma decrease in the accumulated deficit of RCN of $7,656 as well as a decrease of $2,587 in deferred acquisition costs resulting from RCN’s Canadian purchase accounting was included along with a corresponding decrease in the additional paid in capital of RCN.

(g)         A pro forma purchase price of $75,000 was calculated by adding the $50,000 purchase price of the stock of RCN, estimated net working capital of $24,400 based upon RCN’s balance sheet as of December 31, 2005 and estimated transaction costs of $600. The $75,000 pro forma purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as follows: $8,900 to land, $41,700 to machinery and equipment and $24,400 to the various asset and liability accounts that make up net working capital. The amount and allocation of the pro forma purchase price is subject to future refinement. As a result, a pro forma increase to property and equipment of $752 was included, thereby adjusting the total of RCN’s property and equipment to $50,600, the sum of the fair value of land, machinery and equipment.

(h)         The pro forma purchase price of RCN would have been funded through a combination of $50,000 in convertible notes and $25,000 of the proceeds from the sale of 12,500 shares of Rentech’s common stock for $52,250 at an assumed price of $4.18 per share. Therefore, an increase in long-term convertible debt of $50,000 was included along with an increase of $125 in common stock and an increase of $52,125 in additional paid in capital. The corresponding increase in cash of $102,250 was immediately reduced by $75,000 as a result of closing the acquisition and by $7,700 related to transaction costs.

Note 2—Pro Forma Assumptions

The unaudited condensed consolidated pro forma combined statement of operations reflects a net loss from continuing operations, and therefore does not reflect adjustments for income taxes. In addition, the impact of stock options, stock warrants, preferred stock and convertible debt was not included in the calculation of diluted loss per share as their effect was anti-dilutive.